Filed pursuant to Rule 433
Registration No. 333-171806

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES E
$850,000,000
2.875% SENIOR NOTES, DUE APRIL 19, 2016
FINAL TERM SHEET
DATED APRIL 12, 2011

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	2.875% Senior Notes, due April 19, 2016

Ratings1:	Aa1 / AA- / AA (Stable / Positive / Stable)

Principal Amount:	USD$850,000,000

Issue Price:	99.764%

Trade Date:	April 12, 2011

Settlement Date (T+5)2:	April 19, 2011

Maturity Date:	April 19, 2016

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	2.875%

Treasury Benchmark:	UST 2.250% due March 2016

Treasury Benchmark Price:	100 - 08

Treasury Yield:	2.196%

Re-offer Spread to Treasury Benchmark:	T + 73 basis points

Re-Offer Yield:	2.926%

Fees:	0.25%

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on April 19 and October 19, beginning October 19, 2011

Payment Convention:	Unadjusted following business day convention

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN	78008K5V1 / US78008K5V16

Lead Managers and Joint Book Runners:	RBC Capital Markets / BNP PARIBAS. / J.P. Morgan

Co-Managers:	Barclays Capital / Citi / Goldman, Sachs & Co. / ING / Lloyds Securities / Morgan Stanley / NAB / SOCIETE GENERALE / UBS Investment Bank / Wells Fargo Securities

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC, toll free at 1-866-375-6829.